PHOENIX CALIFORNIA TAX-EXEMPT BOND FUND
CIK# 0000718027
Annual 04/30/07



Because the electronic format for filing Form NSAR does not provide adequate space for responding to Items 72DD1, 72DD2 and 73A1, 73A2,the correct answers are as follows:

72DD1/72DD2-
Class A  $1690   , Class B $ 1  and Class I (f/k/a Class X)  $ 698.


73A1/73A2-
Class A $0.470 , B $.66     and Class I (f/k/a Class X) $0.280.